Exhibit 99.1
PRESS RELEASE
comScore Revenue Grows by 38% to a Record $28.8 Million in Q2 2008
Pre-Tax Net Income Increases by 156%
comScore, Excluding Impact of M:Metrics Acquisition, Exceeds Q2 2008 Guidance Across All
Key Indicators; Momentum Expected to Continue for the Balance of the Year
Reston, VA, July 31, 2008— comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced financial results for the second quarter ended June 30, 2008. The company’s results reflect the acquisition of M:Metrics, Inc., which was completed on May 27, 2008 and include M:Metrics’ operating results since that date. In addition, results excluding the impact of the M:Metrics acquisition are highlighted on a one-time basis for this reporting period to facilitate comparisons with company guidance issued prior to the acquisition.
“This quarter we posted the highest levels of revenue and profitability in the company’s history, exceeding our guidance in all respects for our base comScore business, which excludes the results of M:Metrics,” said Magid Abraham, comScore’s president and chief executive officer. ”Our marketplace momentum continues with strong new business and growth among existing clients. Our acquisition of M:Metrics demonstrates our continued pursuit of our strategic priorities of product innovation and increasing our industry leadership position in global digital marketing intelligence. As we have integrated and continue to integrate the M:Metrics business into comScore’s existing operations, we remain very enthusiastic about the potential opportunities to increase value for our agency, marketer and publisher customers through our combined resources. We expect that M:Metrics’ products and leadership position in the measurement of the mobile internet and media market will be an important complement to comScore’s existing strong market position. We remain on track with our objective for M:Metrics to make a positive contribution to Adjusted EBITDA by the end of the fourth quarter of 2008.”
“During the second quarter of 2008, we generated 38 percent revenue growth over the second quarter of 2007, while our deferred revenue balance increased 58 percent over the balance at the end of the second quarter of 2007 and increased 39 percent excluding the impact of our acquisition of M:Metrics,” continued Dr. Abraham. “These results were achieved while we simultaneously increased our pre-tax net income by 156 percent, our net income by 38 percent and our Adjusted EBITDA by 56 percent over the second quarter of 2007. We continued to make gains in penetrating our existing customer base both in the U.S. and internationally, and we added a net 74 new customers in the second quarter of 2008. We also experienced 37 percent growth in revenue with existing customers over the second quarter of 2007, and our renewal rates continue to exceed 90 percent. Despite the general macro-economic uncertainty, our confidence in the strength of our business remains high and we continue to see strong client demand for our products and services.”

Second Quarter Financial Highlights and Operating Metrics:
$’s in Thousands, except per share data (unaudited)

	Q2 2008	Q2 2007	% Change

Total Revenue	$28,750	$20,809	38%
Total Revenue (excluding M:Metrics)	$27,833	$20,809	34%

GAAP Income before Income Taxes	$3,193	$1,246	156%
Income before Income Taxes (excluding M:Metrics)	$4,350	$1,246	249%

GAAP Net Income	$1,710	$1,240	38%
Net Income (excluding M:Metrics)	$2,576	$1,240	108%

GAAP EPS (Diluted)	$0.06	$0.00	NM
EPS (Diluted) (excluding M:Metrics)	$0.09	$0.00	NM

Adjusted EBITDA*	$6,465	$4,135	56%
Adjusted EBITDA (excluding M:Metrics)	$6,753	$4,135	63%

Non-GAAP Adjusted Net Income *	$5,610	$3,292	70%
Non-GAAP Adjusted Net Income (excluding M:Metrics)	$6,027	$3,292	83%

Non-GAAP EPS (Diluted)*	$0.19	$0.00	NM
Non-GAAP EPS (Diluted) (excluding M:Metrics)	$0.20	$0.00	NM

Total Deferred Revenue	$42,213	$26,642	58%
Total Deferred Revenue (excluding M:Metrics)	$37,020	$26,642	39%

*	A complete reconciliation of GAAP to non-GAAP results is set forth in the attachment to this press release.
Second Quarter Operating Summary:
comScore reported revenue of $28.8 million for the quarter ended June 30, 2008, an increase of 38 percent compared to the second quarter of 2007 and an increase of nine percent over the first quarter of 2008. This revenue performance exceeded the range of the company’s guidance of approximately $27.1 million to $27.4 million for second quarter 2008. Excluding the results of M:Metrics, revenue in the second quarter of 2008 was $27.8 million, an increase of 34 percent over the second quarter of 2007.
Second quarter 2008 GAAP income before income taxes was $3.2 million, up 156 percent compared to the second quarter of 2007. Excluding the results of M:Metrics, second quarter 2008 income before income taxes was $4.4 million, an increase of 249 percent compared to the second quarter of 2007. GAAP net income was $1.7 million in the second quarter of 2008, up 38 percent compared to the second quarter of 2007. Reflected in GAAP net income for the second quarter of 2008 is a normalized effective tax rate of 46 percent, including a cash tax rate of 4.4 percent. The normalized effective tax rate was negatively impacted by current year net losses incurred by certain M:Metrics international subsidiaries for which the full benefit is not realized by other comScore subsidiaries. Excluding the results of M:Metrics, net income was $2.6 million, up 108 percent compared to the second quarter of 2007. Excluding the results of the M:Metrics acquisition, the normalized effective tax rate was 41.8 percent, including a cash tax rate of 3.3 percent as the company continues to utilize net operating loss carryforwards to reduce cash taxes. Second quarter 2007 net income reflects an effective tax rate of less than one percent. The increase in the normalized effective tax rate in the second quarter of 2008 compared to the prior year period is due primarily to the reversal of a portion of our valuation allowance in the fourth quarter of 2007.
comScore reports net income and earnings per share (EPS) on a GAAP and non-GAAP basis. For the second quarter of 2008, non-GAAP adjusted net income and EPS exclude stock-based compensation, amortization of certain intangible assets, the additional income tax provision resulting from the valuation allowance reversal in 2007, and certain non-recurring items. In addition, comScore reports adjusted EBITDA and free cash flow as non-GAAP measures. Adjusted EBITDA comprises non-GAAP net income further adjusted to exclude the cash tax provision, depreciation and interest income (expense), net. Non-recurring items for the second quarter of 2008 include an unrealized loss of $386,000 associated with the company’s investment in certain auction rate securities and all non-recurring costs associated with the M:Metrics acquisition. The non-recurring M:Metrics costs include salaries, benefits, payroll taxes and bonuses paid to M:Metrics employees who will be terminated after a transition period in 2008 along with related severance costs and temporary third party survey research costs that will be eliminated by the end of this year. A reconciliation of comScore’s GAAP results to these non-GAAP measures is included in the financial tables accompanying this release.

•	GAAP EPS for the second quarter of 2008 was $0.06 per share on approximately 30.3 million fully diluted shares. Excluding the results of M:Metrics in the second quarter, EPS was $0.09 per share, which exceeded the company’s previous guidance for GAAP EPS for the second quarter of 2008 of $0.07 to $0.08 per share.

•	Adjusted EBITDA was $6.5 million, an increase of 56 percent compared to the corresponding quarter in 2007. Adjusted EBITDA, excluding the results of M:Metrics in the second quarter of 2008, was $6.8 million, an increase of 63 percent compared to the second quarter of 2007. This performance exceeded the company’s previous guidance for adjusted EBITDA for second quarter 2008 of $5.8 million to $6.1 million.

•	comScore’s Adjusted EBITDA margin was approximately 22 percent, an increase of approximately three percentage points compared to the second quarter of 2007. This Adjusted EBITDA margin includes the impact of an approximately two percentage point reduction attributable to $650,000 in incremental costs incurred in the second quarter of 2008 due to comScore’s public reporting and compliance obligations, costs which were not yet applicable to the company in the second quarter of 2007. Excluding the results of M:Metrics, the Adjusted EBITDA margin was 24 percent in the second quarter, an increase of approximately five percentage points compared to the second quarter of 2007.

•	Non-GAAP adjusted net income for the second quarter of 2008 was $5.6 million, an increase of 70 percent compared to $3.3 million in the second quarter of 2007. Non-GAAP EPS was $0.19 per share. Excluding the results of M:Metrics in the second quarter of 2008, non-GAAP adjusted net income was $6.0 million, an increase of 83 percent compared to the second quarter of 2007, while non-GAAP EPS was $0.20 per share. These results exceeded the company’s guidance for non-GAAP adjusted net income and non-GAAP EPS for second quarter 2008 of $4.7 million to $5.0 million and $0.16 to $0.17 per share, respectively.
Second Quarter 2008 Financial Highlights:
•	comScore’s subscription revenue was $23.7 million for the second quarter of 2008, an increase of 45 percent over the corresponding quarter in 2007. Subscription revenue accounted for 82 percent of comScore’s total revenue for the second quarter of 2008, an increase of four percentage points over the second quarter of 2007 and one percentage point over the first quarter of 2008.

•	Revenue from existing customers in the second quarter of 2008 totaled $24.3 million, an increase of 37 percent compared to the second quarter of 2007, while revenue from new customers was $4.5 million, an increase of 43 percent compared to the second quarter of 2007.

•	During the second quarter of 2008, comScore added a net 74 new customers, which brings the total number of comScore customers to 1,104. Within this total customer count, the company added a net 64 new subscription-based customers in the second quarter of 2008, resulting in a total of 1,013 subscription-based customers as of the end of the second quarter of 2008.

•	International revenue was $4.1 million in the second quarter of 2008, an increase of 75 percent compared to the corresponding prior year period, and accounted for 14 percent of the company’s total revenue in the second quarter of 2008, as compared to 11 percent of total revenue in the second quarter of 2007.
Balance Sheet and Cash Flow Summary:
•	As of June 30, 2008, comScore held $67.2 million in cash, cash equivalents and short-term investments and $7.6 million in long-term investments. Deferred revenue was $42.2 million at June 30, 2008, an increase of 58 percent compared to the deferred revenue balance at June 30, 2007, and an increase of 39 percent excluding the impact of M:Metrics. The decline of $36.8 million in cash, cash equivalents and short- and long-term investments compared to the $111.6 million balance as of March 31, 2008, is due primarily to the utilization of approximately $44.3 million, excluding transaction costs, in cash to acquire M:Metrics in the second quarter of 2008.

•	During the second quarter of 2008, the company generated approximately $14.2 million in cash flow from operations, an increase of $9.7 million, or 214 percent, compared to $4.5 million in the second quarter of 2007. Free cash flow was $7.8 million, compared to $3.4 million in the second quarter of 2007.

Financial Outlook:
On a consolidated basis, including the results of M:Metrics, comScore is forecasting full-year 2008 revenue of approximately $119.7 million to $120.4 million. This reflects an increase in the full-year estimates for the base comScore business and includes the impact of M:Metrics.
For the full-year 2008, comScore is projecting GAAP net income of $6.6 million to $7.2 million. This includes the effect of certain non-recurring acquisition-related expenses, stock-based compensation, and amortization of certain intangible assets. An estimated normalized effective tax rate of approximately 44 percent, including an estimated cash tax rate of approximately 4.9 percent, is assumed to be applied against full-year earnings before taxes. The estimated normalized tax rate for comScore, excluding the impact of M:Metrics, is assumed to be approximately 41 percent, including an estimated cash tax rate of approximately 4.9 percent. Our projections also assume lower interest income than previous guidance due primarily to a smaller interest-bearing cash balance as a result of the utilization of approximately $44.3 million in cash to acquire M:Metrics. Given these assumptions, the company is projecting GAAP EPS for the full-year 2008 of $0.22 to $0.23 per share. These GAAP net income and GAAP EPS projections for the full-year 2008 reflect the effects of the purchase accounting and consolidating the financial results of M:Metrics with our existing comScore results.
The company is projecting Adjusted EBITDA for the full-year 2008 in the range of $25.5 million to $26.1 million. This range reflects an increase in the estimates for the base comScore business and includes the impact of M:Metrics. It also assumes that operations from the acquisition of M:Metrics begin to contribute positively to Adjusted EBITDA by the end of the fourth quarter of 2008.
comScore is also forecasting non-GAAP adjusted net income of approximately $21.7 million to $22.1 million and non-GAAP EPS of $0.71 to $0.73 per share for full-year 2008. These non-GAAP adjusted net income and non-GAAP EPS projections for the full-year 2008 reflect an increase in the estimates for the base comScore business and include the impact of consolidating the financial results of M:Metrics with our base comScore estimates.
comScore is forecasting third quarter 2008 revenue of approximately $30.2 million to $30.7 million, an increase of 35 percent to 37 percent compared to the third quarter of 2007. For the third quarter of 2008, comScore is projecting GAAP net income of $0.4 million to $0.6 million. An estimated normalized effective tax rate of approximately 44 percent to 45 percent, including an estimated cash tax rate of approximately 9.5 percent, is assumed to be applied against third quarter earnings before taxes. This compares to an estimated normalized tax rate for comScore, excluding the post-acquisition impact of M:Metrics, of approximately 41 percent in the third quarter 2008, including an estimated cash tax rate of approximately 4.3 percent. The company is forecasting GAAP EPS for the third quarter 2008 of $0.01 to $0.02 per share.
Adjusted EBITDA for the third quarter 2008 is forecast to be $5.4 million to $5.7 million. The adjusted EBITDA forecast for the third quarter of 2008 results in an adjusted EBITDA margin of 18 percent to 19 percent.
comScore is also forecasting non-GAAP adjusted net income for the third quarter 2008 of $4.0 million to $4.4 million. The company is forecasting non-GAAP EPS for the third quarter 2008 of $0.13 to $0.14 per share. A reconciliation of the guidance for third quarter and full-year 2008 GAAP net income and EPS to the adjusted EBITDA, non-GAAP adjusted net income and non-GAAP EPS is set forth in the table accompanying this release.
Non-GAAP Financial Measures
comScore reports all financial information required in accordance with generally accepted accounting principles (GAAP). comScore believes, however, that evaluating its ongoing operating results will be enhanced if it also discloses certain non-GAAP information because it is useful to understand comScore’s performance, as it excludes non-cash and other special charges that many investors believe may obscure comScore’s on-going operating results.
For example, comScore uses non-GAAP adjusted net income, which excludes the impact of the revaluation of preferred stock warrant liabilities, stock-based compensation, the amortization of intangible assets resulting from acquisitions, the additional income tax provision booked or projected for 2008 resulting from the valuation allowance reversal in 2007, and certain non-recurring items to evaluate profit performance while including the impact of depreciation, interest income/expense and cash taxes. Non-recurring items that have been excluded during the historical or projection period include withdrawn follow-on public offering costs, unrealized losses on marketable securities and non-recurring costs associated with the M:Metrics acquisition. comScore also reports non-GAAP EPS (diluted), which uses non-GAAP adjusted net income in lieu of GAAP net income in calculating earnings per share.
In addition, comScore believes that Adjusted EBITDA is a useful measure for investors to use to evaluate its operating performance. Adjusted EBITDA comprises non-GAAP net income further adjusted to exclude the cash tax provision, depreciation and interest income (expenses), net. The company believes that Adjusted EBITDA is an important indicator of the company’s operational strength and the performance of its business because it provides a link between profitability and operating cash flow. Adjusted EBITDA is also widely used by investors and analysts as a supplemental measure to evaluate the overall operating performance of companies in comScore’s industry. comScore’s management also uses Adjusted EBITDA extensively as a measure of operating performance because it does not include the impact of items not directly resulting from our core operations. Moreover, the company’s management uses the measure for planning purposes, to allocate resources and to evaluate the effectiveness of the company’s business strategies and management’s performance.
The company believes that excluding non-recurring costs from non-GAAP net income and EPS and from Adjusted EBITDA provides a meaningful indication to investors of the expected on-going operating performance of the Company. Specifically as it relates to M:Metrics, the exclusion of the non-recurring costs reflect the expected benefits to be realized upon the integration of M:Metrics into comScore.
comScore’s management also uses free cash flow as a non-GAAP measure of the company’s operating cash flow less cash expenditures for capital spending as a key indicator of the company’s operating cash flow performance net of capital outlays.
Whenever comScore uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The mid-points of the ranges for projected GAAP net income and non-GAAP adjusted net income are used in the reconciliation, where applicable. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.
Conference Call Information:
comScore, Inc. (NASDAQ: SCOR), will report financial results for the quarter ended June 30, 2008 in a live conference call on Thursday, July 31 at 4:30 p.m. ET.
Magid Abraham, President and Chief Executive Officer, and John Green, Chief Financial Officer, will provide commentary on the company’s results.
The conference call can be accessed in two ways:
     * By telephone at 877-675-4748, pass code 7207404
     * Via a webcast at http://ir.comscore.com/events.cfm. A replay of the webcast will be archived and available for playback beginning at 7:30 p.m. ET that evening, accessible from the same link
About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world. This capability is based on a massive, global cross-section of approximately 2 million Internet users who have given comScore permission to confidentially capture their browsing and transaction behavior, including online and offline purchasing. comScore panelists also participate in survey research that gathers and integrates their attitudes and intentions. Using its proprietary technology, comScore measures what matters across a broad spectrum of digital behavior and attitudes and helps clients design more powerful marketing strategies that deliver superior ROI. With its recent acquisition of M:Metrics, comScore is also a leading source of data on mobile usage. comScore services are used by over 1,100 clients, including global leaders such as AOL, Microsoft, Yahoo!, BBC, Carat, Cyworld, Deutsche Bank, France Telecom, Best Buy, The Newspaper Association of America, Financial Times, ESPN, Fox Sports, Nestlé, Starcom, Universal McCann, the United States Postal Service, the University of Chicago, Verizon Services Group and ViaMichelin. For more information, please visit www.comscore.com
Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s ability to grow its existing customer base and develop new products; the expected strength of comScore’s business and client demand for comScore’s products; the future quality of client relationships and resulting renewal rates; the expected results and profitability of comScore’s acquisition of M:Metrics; expectations of customer growth; expectations of international sales growth; assumptions regarding interest rates and effective tax rates; and forecasts of future financial performance, including related growth rates and components thereof, and assumptions related to historical seasonality, costs and revenue growth for the second half and the full year 2008. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: integration risks following the acquisition of M:Metrics; the early stage of the market for digital marketing intelligence and the rate of development of such market; comScore’s ability to manage its growth; the rate of development of the Internet advertising and eCommerce markets; comScore’s ability to effectively expand sales and marketing; comScore’s reliance on subscription-based revenues; comScore’s ability to retain existing large customers and obtain new large customers; continued growth of the Internet as a medium for commerce, content, advertising and communications; inability to sell additional products and attract new customers; product obsolescence with technological developments; volatility of quarterly results and analyst expectations; the potential for failure of acquisitions that divert the attention of comScore’s management; and comScore’s limited operating history.
For a detailed discussion of these and other risk factors, please refer to comScore’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, comScore’s Annual Report on Form 10-K for the period ended December 31, 2007 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Contact:
John Green
Chief Financial Officer
comScore, Inc.
(703) 438-2325
jgreen@comscore.com

comScore, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$28,750	$20,809	$55,120	$39,490
Cost of revenues (excludes amortization of intangible assets resulting from acquisitions shown below) (1)	7,857	6,000	14,874	11,388
Selling and marketing (1)	9,516	6,683	18,461	13,134
Research and development (1)	3,637	2,813	6,707	5,369
General and administrative (1)	4,444	2,428	8,330	4,935
Amortization of intangible assets resulting from acquisitions	122	293	129	586

Total expenses from operations	25,576	18,217	48,501	35,412

Income from operations	3,174	2,592	6,619	4,078

Interest income, net	492	144	1,311	241
Loss from foreign currency	(87)	(202)	(142)	(210)
Impairment of marketable securities	(386)	—	(386)	—
Revaluation of preferred stock warrant liabilities	—	(1,288)	—	(1,277)

Income before income taxes	3,193	1,246	7,402	2,832

Provision for income taxes	(1,483)	(6)	(3,161)	(52)

Net income	1,710	1,240	4,241	2,780

Accretion of redeemable preferred stock	—	(923)	—	(1,808)

Net income available to common stockholders	$1,710	$317	$4,241	$972

Net income available to common stockholders per common share:
Basic	$0.06	$0.00	$0.15	$0.00
Diluted	$0.06	$0.00	$0.14	$0.00

Weighted-average number of shares used in per share calculation — common stock
Basic	28,651,067	4,933,081	28,424,191	4,567,908
Diluted	30,269,947	4,933,081	30,130,009	4,567,908

(1) Amortization of stock-based compensation is included in the line items above as follows

Cost of revenues	204	60	345	69
Selling and marketing	605	172	1,026	211
Research and development	168	53	282	61
General and administrative	613	186	1,080	237

comScore, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2008	2007

Operating activities:
Net Income	$4,241	$2,780
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,243	1,842
Amortization of intangible assets resulting from acquisitions	129	586
Provision for bad debts and sales allowances	222	31
Stock based compensation	2,733	578
Deferred rent	(24)	—
Revaluation of preferred stock warrant liability	—	1,277
Amortization of deferred finance costs	—	3
Deferred tax benefit	2,957	(39)
Impairment of marketable securities	386	—
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	1,055	(770)
Prepaid expenses and other current assets	279	(411)
Other non-current assets	28	206
Accounts Payable, accrued expenses and other liabilities	(1,340)	(2,012)
Deferred revenues	3,726	3,588
Deferred rent	7,854	—

Net cash provided by operating activities	24,489	7,659

Investing activities:
Acquisition, net of cash acquired	(44,403)	—
Recovery (payment) of restricted cash	1,385	(267)
Purchase of investments	(64,129)	(8,900)
Sale / maturity of investments	65,332	4,400
Purchases of property and equipment	(10,066)	(1,561)

Net cash used in investing activities	(51,881)	(6,328)

Financing activities:
Proceeds from exercise of common stock options	714	640
Repurchase of common stock	(1,034)	—
Principal payments on capital lease obligations	(441)	(1,009)

Net cash used in financing activities	(761)	(369)
Effect of the exchange rate changes on cash	(56)	251

Net (decrease) increase in cash and cash equivalents	$(28,209)	$1,213
Cash and cash equivalents at beginning of period	$68,368	$5,032

Cash and cash equivalents at end of period	$40,159	$6,245

comScore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$40,159	$68,368
Short-term investments	27,082	28,449
Accounts receivable, net of allowances of $485 and $234, respectively	23,923	23,446
Prepaid expenses and other current assets	1,898	1,620
Restricted cash	—	1,385
Deferred tax asset	642	176

Total current assets	93,704	123,444
Long-term investments	7,601	7,924
Property and equipment, net	15,149	6,867
Other non-current assets	223	168
Long-term deferred tax asset	4,466	7,888
Intangible assets, net	10,048	17
Goodwill	42,546	1,364

Total assets	$173,737	$147,672

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,012	$1,140
Accrued expenses	8,768	6,838
Deferred revenues	42,073	33,045
Deferred rent	913	154
Capital lease obligations	938	900

Total current liabilities	54,704	42,077

Capital lease obligations, long-term	499	977
Long-term deferred rent	7,396	181
Long-term deferred revenue	140	—

Total liabilities	62,739	43,235

Commitments and contingencies
Common stock subject to put	—	1,815
Stockholders’ equity:
Common stock	29	28
Treasury stock	(1,034)	—
Additional paid-in capital	188,752	183,433
Accumulated other comprehensive (loss) / income	(150)	1
Accumulated deficit	(76,599)	(80,840)

Total stockholders’ equity	110,998	102,622

Total liabilities and stockholders’ equity	$173,737	$147,672

Reconciliation from Income before income taxes to Non-GAAP Adjusted Net Income and Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)
	(unaudited)
Income before income taxes	$3,193	$1,246	$7,402	$2,832
Deferred tax provision	1,344	0	2,957	0
Current cash tax provision	139	6	204	52

Net income	$1,710	$1,240	$4,241	$2,780

Amortization of acquired intangibles	122	293	129	586
Stock-based compensation	1,590	471	2,733	578
Impairment of marketable securities	386	—	386	—
Non-recurring costs from acquisition	458	—	458	—
Revaluation of preferred stock warrant liabilities	—	1,288	—	1,277
Deferred tax provision	1,344	—	2,957	—

Non-GAAP adjusted net income	$5,610	$3,292	$10,904	$5,221

Current cash tax provision	139	6	204	52
Depreciation	1,208	981	2,243	1,842
Interest (income) expense, net	(492)	(144)	(1,311)	(241)

Adjusted EBITDA	$6,465	$4,135	$12,040	$6,874
Adjusted EBITDA margin (%)	22%	20%	22%	17%

EPS (diluted)	$0.06	$0.00	$0.14	$0.00
Non-GAAP EPS (diluted)	$0.19	$0.00	$0.36	$0.00

Reconciliation from GAAP Operating Cash Flow to Free Cash Flow

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008		2007	2008		2007
	(Dollars in thousands)
	(unaudited)
Net cash provided by operating activities	$14,154		$4,503	$24,489		$7,659
Purchase of property and equipment	(6,385)	*	(1,067)	(10,066)	*	(1,561)

Free cash flow	$7,769		$3,436	$14,423		$6,098

*	Includes approximately $5.3 and $7.8 million in leasehold improvements due to tenant allowances

Reconciliation from Income before income taxes to Non-GAAP Adjusted Net Income and Adjusted EBITDA (Guidance)
Forecasted amounts for the three months ended September 30, 2008 and the year ended December 31, 2008 are based on the mid-points of the range of the guidance provided herein.

	Three Months Ended		Twelve Months Ended
	September 30,		December 31,
	2008	2007	2008	2007
	(Dollars in thousands)
	(unaudited)	(unaudited)	(unaudited)
Income before income taxes	$950	$3,920	$12,350	$11,794
Deferred tax provision	335		4,865	(8,065)
Current cash tax provision	90	129	585	543

Net income	$525	$3,791	$6,900	$19,316
Amortization of acquired intangibles	350	211	800	966
Stock-based compensation	2,000	705	6,900	2,474
Impairment of marketable securities	—	—	385	—
Non-recurring costs	990	—	2,050	—
Revaluation of preferred stock warrant liabilities	—	(82)	—	1,195
Withdrawn follow-on public offering costs	—	—	—	392
Deferred tax provision	335	—	4,865	(8,065)

Non- GAAP adjusted net income	$4,200	$4,625	$21,900	$16,278

Cash tax provision	90	129	585	543
Depreciation	1,560	928	5,250	3,762
Interest (income) expense, net	(300)	(1,180)	(1,935)	(2,627)

Adjusted EBITDA	$5,550	$4,502	$25,800	$17,956

Adjusted EBITDA margin (%)	18%	20%	21%	18%

EPS (diluted)	$0.02	$0.00	$0.23	$0.88
Non-GAAP EPS (diluted)	$0.14	$0.00	$0.72	$0.71

*	Forecasted, unaudited GAAP net income and adjusted amounts disclosed above do not reflect any adjustments related to a reversal of the company’s deferred tax allowance.